UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM  8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  April 10, 2007

World Energy Solutions, Inc.

(Exact name of Small Business Issuer in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-25097

65-078-3722

(Commission File Number)

(IRS Employer Identification No.)

3900A 31st Street N., St. Petersburg, Florida

33714

(Address of Principal Executive Offices)

(Zip Code)

(727) 525-5552

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]

Written communications pursuant to Rule 425 under the Securities Act

(17 CFR 230.425)

[__]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

(17 CFR 240.14a-12)

[__]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]

Pre-commencement to medications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 8 – Other Events

Item 8.01 Other Events.

World Energy Solutions, Inc. (“WESI” or the “Company”) has entered into a letter of intent (“LOI”) to purchase up to twenty percent (20%) of the issued and outstanding membership interests of Sol-Gel Solutions, LLC (“Sol-Gel”), a Florida limited liability company.  The Company will be given an option to purchase up to fifty percent (50%) of the issued and outstanding membership interests of Sol-Gel.  Execution of a definitive purchase agreement by the parties for acquisition of the limited liability company membership interests will be subject to completion of due diligence by the Company and its receipt of audited financial statements from Sol-Gel.

Sol-Gel and its Silica-Titania Composites

In response to the limitations of existing pollution control technologies, Dr. David W. Mazyck and colleagues at the University of Florida in Gainesville, Florida (UF) developed an innovative material and process, Silica-Titania Composites (“STC”), for air and water purification.  Originally, the technology was developed for NASA for water recovery and air revitalization, then investigated for Hg capture via the US EPA’s Future’s program, and recently studied for VOC and HAP control from pulp and paper mills through a US Department of Energy funded grant.

The STC consist of a porous, high surface area silica-gel substrate, which is semi-transparent to UV light and impregnated with photocatalyst particles (i.e., titanium dioxide).  The technology focuses on the combination of adsorption and simultaneous or subsequent photocatalytic oxidation for air/water purification.  It overcomes the limitations of typical commercially available photocatalytic systems.  The composites have a high surface area (greater than 500 m2/g), which will enhance adsorption and concentrate contaminants around the photocatalyst, making oxidation more efficient.  The STC are durable, can be easily tailored for specific applications, and, in most cases, can be regenerated for reuse.

Company Formation

The NASA-Environmental Systems Commercial Space Technology Center (ES CSTC) at UF commissioned a commercialization assessment, and a very favorable response was received from Research Triangle Institute on the STC technology.  Therefore, Dr. Mazyck and his colleagues filed a patent application in order to protect the intellectual property.  As Dr. Mazyck was committed to seeing the successful commercialization of the technology, he decided to pursue the formation of a business that would focus on this objective.  Sol-Gel Solutions, LLC was started in 2004 by Dr. Mazyck and several angel investors in order to commercialize the STC technology developed at UF.  Sol-Gel licensed the technology from UF and focused on further developing the STC for a variety of applications, including mercury removal from the chlor-alkali and coal-fired power industries.

In 2006 MTS designed, fabricated, and installed two full-scale commercial units for mercury recovery from caustic exhaust at the chlor-alkali facility where the pilot study was completed.  The units have been operating for approximately one year and consistently achieve about 95% mercury removal.  The research, development, and commercialization of STC for other applications is being sought by MTS.

Company Mission

The mission of Sol-Gel Solutions, LLC is to help industries meet objectives related to product quality and environmental regulations through the proper selection of commercially-available technology or research and development of novel solutions.  Current efforts continue to focus on the chlor-alkali and electric utility industries including mercury removal from both air and water.  Additionally, the STC technology is being developed for indoor air purification including residential and commercial applications.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD ENERGY SOLUTIONS, INC.

By:

/s/:  Benjamin C. Croxton

Benjamin C. Croxton, Chief Executive Officer

DATED:  April 10, 2007.

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